EXHIBIT 99.1

Contacts:
URS Corporation	Sard Verbinnen & Co
Sam Ramraj	Hugh Burns/Jamie Tully/Briana Kelly
Vice President, Investor Relations	(212) 687-8080
(415) 774-2700

URS EXPANDS AND EXTENDS STOCK REPURCHASE PROGRAM

SAN FRANCISCO, CA – September 13, 2010 – URS Corporation (NYSE: URS) today announced that on September 10, 2010, its Board of Directors approved an increase and extension of the Company’s common stock repurchase program.  Under the modified program, URS is authorized to repurchase, in any fiscal year during the period from January 2, 2010 through January 2, 2015, up to three million shares of the Company’s common stock, plus the number of shares of the Company’s common stock equal to the excess, if any, of three million shares over the actual number of shares repurchased during the prior fiscal year.

The share repurchases will be made from time-to-time at the Company’s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal and contractual requirements, and subject to market conditions and other factors.  The Board of Directors may modify, suspend, extend or terminate the program at any time.

Under the prior program, URS had been authorized to repurchase up to one million shares of the Company’s common stock, plus the cumulative number of additional shares issued or deemed issued under the Company’s equity incentive and employee stock purchase programs for the period from January 2, 2010 through December 28, 2012 (excluding shares issued upon the exercise of options issued prior to 2010).

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has approximately 46,500 employees in a network of offices in more than 40 countries (www.urscorp.com).
# # #